Exhibit 99.1
November 3, 2019
Columbia Sportswear Company Announces the Passing of Gert Boyle

PORTLAND, Ore.-- It is with great sadness that we announce the passing of Gert Boyle, the Chairman of the Board of Directors of Columbia Sportswear Company and its matriarch since 1970. Our “One Tough Mother” held many jobs at Columbia, from seamstress of the first fishing vest to President to advertising icon. Her sharp wit and wisdom helped propel the company from near bankruptcy in the early ‘70s to the global multi-brand company it is today, with annual net sales of almost $3 billion in 2018. Her pioneering role as a woman in what was then a male-dominated industry is a testament to her strength of character and ability to persevere through difficult situations.

Gert’s humor and business savvy were sought by many people at Columbia Sportswear Company and she was truly beloved. Gert was unique and we feel fortunate to have had her as a leader for almost 50 years.

In lieu of flowers, please consider a donation to the Oregon Health and Sciences Knight Cancer Institute. An announcement will be made about a celebration of Gert’s life soon. There is much to be celebrated.

About Columbia Sportswear Company:

Columbia Sportswear Company has assembled a portfolio of brands for active lives, making it a leader in the global active lifestyle apparel, footwear, accessories, and equipment industry. Founded in 1938 in Portland, Oregon, the company’s brands are today sold in approximately 90 countries. In addition to the Columbia® brand, Columbia Sportswear Company also owns the Mountain Hardwear®, SOREL® and prAna® brands. To learn more, please visit the company’s websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com and www.prana.com.

Contacts
Media:
Mary Ellen Glynn
Director of Corporate Communications
Columbia Sportswear Company
mglynn@columbia.com

917-757-7378